Exhibit 21.1

LIST OF SUBSIDIARIES OF LANDSTAR SYSTEM, INC.

(as of December 28, 2019)

	Jurisdiction of	% of Voting
Name	Incorporation	Securities Owned
Subsidiary of Landstar System, Inc.
Landstar System Holdings, Inc.	Delaware	100
Subsidiaries of Landstar System Holdings, Inc.
Landstar Inway, Inc.	Delaware	100
Landstar Global Logistics, Inc.	Delaware	100
Landstar Ligon, Inc.	Delaware	100
Landstar Ranger, Inc.	Delaware	100
Risk Management Claim Services, Inc.	Delaware	100
Landstar Transportation Logistics, Inc.	Delaware	100
Also d/b/a Landstar Carrier Services, Inc.
Landstar Contractor Financing, Inc.	Delaware	100
Signature Insurance Company	Cayman Islands, BWI	100
Landstar Canada Holdings, Inc.	Delaware	100
Landstar MH I LLC	Delaware	100
Subsidiary of Landstar Canada Holdings, Inc.
Landstar Canada, Inc.	Ontario, Canada	100
Also d/b/a Enterprise Landstar Canada in Quebec
Subsidiary of Landstar Global Logistics, Inc.
Landstar Express America, Inc.	Delaware	100
Subsidiary of Landstar Ranger, Inc.
Landstar Gemini, Inc.	Delaware	100
Also d/b/a Landstar Less Than Truck Load
Also d/b/a Landstar LTL
Subsidiary of Landstar MH I LLC
Landstar MH II LLC	Delaware	100
Landstar Holdings, S. de R.L.C.V.	Mexico	0.1
Subsidiary of Landstar MH II LLC
Landstar Holdings, S. de R.L.C.V.	Mexico	99.9
Subsidiary of Landstar Holdings, S. de R.L.C.V.
Landstar Metro, S.A.P.I. de C.V.	Mexico	100
Landstar Metro Servicios, S.A.P.I. de C.V.	Mexico	100